Exhibit 99.1

Idaho General Mines Acquires the Outstanding Hall-Tonopah Molybdenum & Copper Royalty

SPOKANE, Wash.—(BUSINESS WIRE)—Idaho General Mines, Inc. (AMEX:GMO) is pleased to announce that it has entered into a definitive agreement to purchase the outstanding 12 percent net smelter royalty (NSR Royalty) interest in the mineral rights of its Hall-Tonopah molybdenum-copper property in Nye County, Nevada. President and CEO Robert L. Russell stated that “by purchasing all of the outstanding stock of Equatorial Mining North America, Inc., a wholly owned subsidiary of Equatorial Mining Limited, for approximately $4.8 million cash, the Company will own all Hall Tonopah lands, property and all mineral rights without any future royalties.” At first commercial production of the property the Company has agreed to pay the seller an additional $6.0 million. The purchase included assumption of an approximate $460,000 cash reclamation bond, which will continue to be held by the Nevada Department of Environmental Protection and the Bureau of Land Management. The Company will also acquire in the transaction approximately $1.3 million cash held by the acquired company. The acquisition is scheduled to close upon completion of due diligence on or before January 31, 2007.

The Hall-Tonopah property includes the former Hall molybdenum deposit, which was operated as an open pit mine between 1982 and 1991 by the Anaconda Company and Cyprus Minerals, Inc. Extensive diamond drilling during the Anaconda era resulted in finding and delineating a deposit estimated to contain 200 million tons at a grade of 0.091% molybdenum. During this period approximately 50 million tons of ore were mined and processed at an approximate grade of 0.11% molybdenum. Idaho General Mines, Inc. has verified through independent consultants that the remaining 150 million tons of the deposit are present and essentially as stated by the predecessor companies. The Hall Property includes approximately 7000 acres of deeded lands, patented claims and unpatented claims and water rights. Idaho General Mines plans to begin a feasibility study for this property in 2007.

Russell further stated that the Company anticipates a new drilling program of a one-square-mile area located on the Hall Property immediately to the east of the known deposit for molybdenum. This adjacent area was drilled, developed and partially mined as a near surface porphyry copper deposit in the 1995 to 2002 period. Two deeper drill holes penetrated through this shallow copper porphyry zone into substantive molybdenum mineralization but were not further tested. This mineralization underlies the copper porphyry zone. The previous owners otherwise limited their drilling to the shallow lying copper zone in support of a copper heap-leaching program.

Russell stated, “The primary target metal is molybdenum. The Hall Property is significant because the known deposit is substantive (with 150 million tons drilled and remaining by extension of the pit), has good molybdenum grades, and is largely on Company owned fee property rather than mining claims. There is also a substantial infrastructure remaining from prior operations including tailings ponds, roads, power infrastructure, shops and other facilities. This infrastructure should reduce the capital requirements to commence our mining operations at the site.”

Russell further stated, “It is important that our shareholders understand that our world-class Mount Hope molybdenum deposit in southern Eureka County, Nevada, has an estimated 1.3 billion pounds of recoverable molybdenum to be mined in our plan over a 50-year period. We will continue to focus our efforts of bringing Mount Hope into production as rapidly as possible.”

We are very pleased to announce that through our acquisitions the Company has acquired sole ownership of a second world-class molybdenum deposit in a favorable mining-friendly area. Because of the proximity of the two deposits the Company anticipates reaping operational and capital benefits.

Further information about Idaho General Mines, Inc. can be reviewed on the website for the Securities and Exchange Commission (the “SEC”) at www.sec.gov or on the company’s website at www.idahogeneralmines.com.

Statements herein which are not historical facts, such as the anticipated closing date of the acquisition discussed herein, future payments, production levels, exploration results and plans, costs, prices are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, results of our due diligence investigation in connection with the acquisition discussed herein, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the Risk Factors and other discussion contained in the Company’s Form 8-K, 10-QSB and 10-KSB reports on file with the SEC for a more detailed discussion of factors that may impact these forward looking statements. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note

•      The SEC permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms and statements in this news release that the SEC guidelines prohibit from including in our filings with the SEC. Readers are urged to consider closely the disclosure in our filings with the SEC. You can review and obtain copies of these filings from the SEC’s website at www.sec.gov.

Contact:
Idaho General Mines, Inc.
Robert L. Dumont, 509-227-6856